As filed with the Securities and Exchange Commission on June 14, 2021

No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arrival

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	98-1569771
(Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1, rue Peternelchen

L-2370 Howald,

Grand Duchy of Luxembourg

+352 621 266 815

(Address including Zip Code of Principal Executive Offices)

Arrival Incentive Compensation Plan

(Full title of the plan)

Daniel Chin

General Counsel

1, rue Peternelchen

L-2370 Howald

Grand Duchy of Luxembourg

Tel: +352 621 266 815

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Alan I. Annex, Esq.

Laurie L. Green, Esq.

Flora R. Perez, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Miami, FL 33131

Tel: (305) 579-0576

Fax: (305) 579-0717

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary shares, with a nominal value of €0.10 per share, to be issued pursuant to the Arrival Incentive Compensation Plan	62,626,976	$19.46	$1,218,720,952.96	$132,962.46

(1)

This registration statement covers a total of 62,626,976 ordinary shares with a nominal value of €0.10 per share of Arrival (“Ordinary Shares”) that are issuable under the Arrival Incentive Compensation Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (c) and (h) of the Securities Act on the basis of the average of the high and low price of a share of Ordinary Shares as reported by the Nasdaq Stock Market on June 8, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered in accordance with Form S-8 and Rule 428(d) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following document(s) filed with the Commission by Arrival, a joint stock company governed by the laws of the Grand Duchy of Luxembourg (the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1) The description of the Company’s Ordinary Shares which is contained in the Company’s Registration Statement on Form F-1, filed with the Commission on March 31, 2021 (File No. 333-254885), and any amendment or report filed for the purpose of updating any such description; and

(2) The Company’s Annual Report on Form 20-F for the year ended December 31, 2020, as filed with the Commission on April 30, 2021.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K, or portions thereof, subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any document or any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or a statement contained in any subsequently filed document or report that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in the Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Luxembourg law permits companies to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards the Company or a third party for management errors (i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by the Company, except in connection with criminal offences, gross negligence or fraud). Luxembourg law does not provide for an ex ante limitation of liability but it permits the Company to keep directors indemnified as set out above.

As permitted by Luxembourg law, the directors and officers of the Company have entered into, or will enter into, indemnification agreements with the Company. Under such agreements, the directors and officers will be entitled to indemnification from the Company to the fullest extent permitted by Luxembourg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits the Company to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards the Company or a third party for management errors (i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by the Company, except in connection with criminal offenses, gross negligence or fraud). The rights to and obligations of indemnification among or between the Company and any of its current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against the Company’s assets in Luxembourg.

The Company’s amended and restated articles of association provide that it will indemnify its directors and officers, past and present, to the fullest possible extent permitted by law, against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

The Company maintains directors’ and officers’ liability insurance for its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

1.1	Amended and Restated Articles of Association of Arrival, dated as of March 23, 2021 (incorporated by reference to Exhibit 1.1 to Arrival’s Form 20-F, File No. 001-40286, filed with the SEC on March 26, 2021).

5.1	Legal Opinion of Linklaters.

10.1	Arrival Incentive Compensation Plan (incorporated by reference to Exhibit 4.24 to Arrival’s Form 20-F filed with the SEC on March 26, 2021).

23.1	Consent of KPMG LLP for Arrival Luxembourg S.à r.l.

23.2	Consent of KPMG LLP for Arrival.

23.3	Consent of Linklaters (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Petersburg, Russia, on the 14th day of June, 2021.

ARRIVAL

By:	/s/ Denis Sverdlov
Name: Denis Sverdlov
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Denis Sverdlov and Tim Holbrow, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities indicated and on the date indicated below.

Signature	Title	Date

/s/ Denis Sverdlov Denis Sverdlov	Chief Executive Officer (principal executive officer)	June 14, 2021

/s/ Tim Holbrow Tim Holbrow	Interim Chief Financial Officer (interim principal financial and accounting officer)	June 14, 2021

/s/ F. Peter Cuneo F. Peter Cuneo	Chairman of the Board	June 14, 2021

/s/ Alain Kinsch Alain Kinsch	Director	June 14, 2021

/s/ Tawni Nazario-Cranz Tawni Nazario-Cranz	Director	June 14, 2021

/s/ Jae Oh Jae Oh	Director	June 14, 2021

/s/ Kristen M. O’Hara Kristen M. O’Hara	Director	June 14, 2021

/s/ Avinash Rugoobur Avinash Rugoobur	Director	June 14, 2021

/s/ Rexford J. Tibbens Rexford J. Tibbens	Director	June 14, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on June 14, 2021.

By:	/s/ Michael Ableson
Name:	Michael Ableson